Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enterprise Bancorp, Inc.:

We consent to the use of our reports dated March 15, 2011, with respect to the consolidated balance sheets of Enterprise Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3.

(signed) KPMG LLP

Boston, Massachusetts
May 5, 2011